UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 200549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 16, 2005

New Horizons Worldwide, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-17840	22-2941704
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 S. State College Blvd., Suite 200, Anaheim, CA	92806
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (714) 940-8000

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As of August 22, 2005, New Horizons Worldwide, Inc. (the “Company”) is indebted in the principal amount of approximately $1.8 million pursuant to the Credit Agreement, dated February 27, 2003 (as amended, the “Credit Agreement”), by and among the Company, the lenders party thereto (the “Lenders”) and Wells Fargo, National Association, as administrative agent for the Lenders (the “Administrative Agent”).

As previously announced by the Company and reported in earlier Securities and Exchange Commission (“Commission”) filings, the Company has yet to file with the Commission its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005 (collectively, “SEC Reports”). In addition, the Company has not delivered its audited financial statements for the fiscal year ended December 31, 2004 (the “2004 Financial Statements”) to the Administrative Agent on or prior to August 15, 2005, as required under the Credit Agreement. As a result of the Company’s failure to timely deliver the 2004 Financial Statements to the Administrative Agent, an event of default under the Credit Agreement existed as of August 16, 2005, thereby permitting the Lenders to request that the Administrative Agent terminate all commitments under the Credit Agreement and declare all amounts outstanding under the Credit Agreement to be due and payable immediately.

On August 18, 2005, the Lenders and the Administrative Agent verbally waived the event of default described above. Currently, the Company is working with the Lenders and the Administrative Agent to finalize definitive documentation to memorialize the waiver and modify the Credit Agreement to require the Company to deliver the 2004 Financial Statements to the Administrative Agent on a later date.

At the present time, the Company is unable to determine the dates on which it will file its SEC Reports with the Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW HORIZONS WORLDWIDE, INC.

Date August 22, 2005	By	/s/ Jeffrey S. Cartwright
Jeffrey S. Cartwright
Senior Vice President and Chief Financial Officer

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